EXHIBIT 10.1

RECAPITALIZATION SUPPORT AGREEMENT

This Recapitalization Support Agreement (the “Agreement”) dated as of October 29, 2010 between: (a) Angiotech Pharmaceuticals, Inc. (“Angiotech”), (b) the entities listed in Schedule A (together with Angiotech, the “Companies” and each a “Company”), and (c) each of the other signatories hereto (each exercising its independent judgment and subject to Section 16(a), a “Consenting Noteholder” and collectively the “Consenting Noteholders”), with each Consenting Noteholder being a holder of and/or investment advisor or manager with investment discretion over Subordinated Notes, addresses the principal aspects of the recapitalization of the Companies agreed to by the Companies and the Consenting Noteholders as described in Section 1 hereof (the “Recapitalization”, and the terms set out in Section 1 hereof being the “Recapitalization Terms”). The Recapitalization is to be effectuated pursuant to the Exchange Offer or as otherwise provided in this Agreement.

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in Schedule B. The Consenting Noteholders and the Companies are collectively referred to as the “Parties”. This agreement and all schedules to this agreement are collectively referred to herein as the “Agreement”.

1.	Recapitalization

The Recapitalization Terms are as follows:

(a)	each Noteholder shall receive in exchange for its Subordinated Notes its pro rata share of 90.0% of the New Common Shares (subject to dilution for New Common Shares issued to Quill Creditors, if any) (where such pro rata share is based on the principal amount of Subordinated Notes held immediately prior to the Effective Time by such Noteholder in relation to the aggregate principal amount of Notes held by all Noteholders immediately prior to the Effective Time that are entitled to receive such consideration), provided that if the Recapitalization Transaction is implemented pursuant to an Exchange Offer, only those Noteholders who have duly consented to the Exchange Offer shall be entitled to receive the consideration described in this Section 1(a) hereof;

(b)

in addition to the New Common Shares received by the Noteholders pursuant to Section 1(a) hereof, each Noteholder that on or prior to the Consent Date executes (i) a support agreement in respect of the Recapitalization Transaction with the Companies in substantially the form hereof or (ii) a Consent Agreement substantially in the form attached hereto as Schedule C (each a “Consent Date Noteholder”) shall receive on the Implementation Date, as additional consideration in exchange for its Subordinated Notes, its pro rata share of 3.5% of the New Common Shares (subject to dilution for New Common Shares issued to Quill Creditors, if any) (where such pro rata share is based on the principal amount of Relevant Notes held by such Consent Date Noteholder immediately prior to the Effective Time in relation to the aggregate principal amount of Relevant Notes held by all Consent Date Noteholders immediately prior to the Effective Time), provided that if a Consent Date Noteholder Transfers Relevant Notes to a transferee in accordance with Section 4(b) hereof, any and all entitlements to the consideration provided pursuant to this Section 1(b) in respect of such Transferred Relevant Notes shall thereupon be transferred to such transferee and such transferee shall thereupon be the Consent Date Noteholder in respect of such Transferred Relevant Notes), provided that if the Recapitalization Transaction is implemented pursuant to an Exchange Offer, only those Noteholders who have duly consented to the Exchange Offer shall be entitled to receive the consideration described in this Section 1(b) hereof;

(c)	each Existing Shareholder shall receive its pro rata portion of the following in exchange for its Existing Shares (where such pro rata share is based on the number of Existing Shares held by such Existing Shareholder immediately prior to the Effective Time in relation to the aggregate number of Existing Shares issued and outstanding immediately prior to the Effective Time):

(i)	2.5% of the New Common Shares (subject to dilution for New Common Shares issued to Quill Creditors, if any); and

(ii)	options to acquire 10.0% of the New Common Shares on a fully diluted basis (subject to dilution for New Common Shares issued to Quill Creditors, if any) on the Implementation Date exercisable at an equity strike price that provides for a par recovery to the Noteholders, which options will mature on the seventh anniversary of the Implementation Date (the “Options”); and

(d)	all existing options, warrants or other rights to purchase Existing Shares shall be cancelled.

2.	The Consenting Noteholders’ Representations and Warranties

Each Consenting Noteholder hereby represents and warrants, severally and not jointly, to each of the other Parties (and acknowledges that each of the other Parties is relying upon such representations and warranties) that:

(a)

As of the date hereof: it either (i) is the sole legal and beneficial owner of the principal amount of Subordinated Notes disclosed to Goodmans as of such date, or (ii) has the investment and voting discretion with respect to the principal amount of Subordinated Notes disclosed to Goodmans as of such date (the amount of Subordinated Notes disclosed to Goodmans by such Consenting Noteholder as of such date being the “Relevant Notes”; the Relevant Notes, together with all claims, as defined in 11 U.S.C. § 101(5), held by the Consenting Noteholder, as a holder of Subordinated Notes, including, without limitation, the aggregate amount owing in respect of the Relevant Notes, including accrued and unpaid interest and any other amount that such Consenting Noteholder is entitled to claim pursuant to the Relevant Notes, its “Debt”); it has the power and authority to bind the beneficial owner(s) of such Subordinated Notes to the terms of this Agreement; and it has authorized and instructed Goodmans to advise Angiotech, in writing, of the aggregate amount of Subordinated Notes held by the Consenting Noteholders collectively as of the date hereof, and shall cause

Goodmans to promptly (and in any event, within two (2) Business Days) notify Angiotech and its advisors of any change (upon actual knowledge of such change) to the aggregate holdings of Subordinated Notes held by the Consenting Noteholders, as well as update any writing delivered to Angiotech in respect thereof.

(b)	To the best of its knowledge after due inquiry, there is no proceeding, claim or investigation pending before any court, regulatory body, tribunal, agency, government or legislative body, or threatened against it or any of its properties that, individually or in the aggregate, would reasonably be expected to impair such Consenting Noteholder’s ability to execute and deliver this Agreement and to comply with its terms.

(c)	Its Debt is not subject to any liens, encumbrances, obligations or other restrictions that would reasonably be expected to adversely affect its ability to perform its obligations under this Agreement.

(d)	It is a sophisticated party with sufficient knowledge and experience to properly evaluate the terms and conditions of this Agreement; it has conducted its own analysis and made its own decision, in the exercise of its independent judgment, to enter into this Agreement and it has obtained such independent advice in this regard as deemed appropriate; and it has not relied on the analysis or the decision of any Person other than its own independent advisors (it being recognized that the Advisors that have been engaged by the Consenting Noteholders, are not, by virtue of each engagement, advisors to any holders of the Subordinated Notes, including such Consenting Noteholder, on an individual basis).

(e)	The execution, delivery and performance by such Consenting Noteholder of this Agreement:

(i)	are within its corporate, partnership, limited partnership or similar power, as applicable;

(ii)	have been duly authorized, by all necessary corporate, partnership, limited partnership or similar action, as applicable, including all necessary consents of the holders of its equity interests where required; and

(iii)	except as set forth in Schedule E, do not require the consent of, authorization by, approval of or notification to any Governmental Entity, other than court approval of the court supervised proceedings contemplated hereby and approval of the Toronto Stock Exchange and NASDAQ.

(f)	This Agreement constitutes a valid and binding obligation of such Consenting Noteholder enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law.

(g)	It is an accredited investor within the meaning of the rules of the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and the regulations promulgated thereunder, as modified by The Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)	It is an “accredited investor”, as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators (“NI 45-106”) and it was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106.

3.	The Companies’ Representations and Warranties

Each of the Companies hereby represents and warrants to each Consenting Noteholder (and each of the Companies acknowledges that each of the Consenting Noteholders is relying upon such representations and warranties) that:

(a)	The execution, delivery and performance by each of the Companies of this Agreement:

(i)	are within its corporate, partnership, limited partnership or similar power, as applicable;

(ii)	have been duly authorized, with respect to execution and delivery only, by all necessary corporate, partnership, limited partnership or similar action, as applicable, including all necessary consents of the holders of its equity interests, where required;

(iii)	do not (A) contravene its certificate of incorporation, by-laws or limited partnership agreement or other constating documents, as applicable, (B) violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets, (C) except as disclosed in the Disclosure Letter, conflict with or result in the breach of, or constitute a default under, or require a consent under, the credit agreement governing the Wells Fargo Facility or any other documents or agreements related to the Wells Fargo Facility, the FRN Indenture or any other Material Contract, or (D) result in the creation or imposition of any lien or encumbrance upon any of the property of the Companies; and

(iv)	except as set forth in Schedule E do not require the consent of, authorization by, approval of or notification to any Governmental Entity, other than court approval of the court-supervised proceedings contemplated hereby, including without limitation the Recapitalization Proceedings and any proceedings commenced in furtherance of an Alternate Recapitalization Transaction, and approval of the Toronto Stock Exchange and NASDAQ.

(b)	This Agreement constitutes a valid and binding obligation of such Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law.

(c)	Except as disclosed in the Information and as otherwise contemplated by this Agreement and the transactions contemplated hereby, since June 30, 2010 there has not been (i) any Material Adverse Effect, (ii) any Material transaction to which any of the Companies is a party outside the ordinary course of business or (iii) any Material change in the capital or outstanding indebtedness and liabilities of the Companies (taken as a whole).

(d)	None of the Companies has any Material Liabilities except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred after June 30, 2010 in the ordinary course of business and consistent with past practice, (iii) current Liabilities arising in the ordinary course under the Contracts to which the Companies are a party (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP).

(e)	As of the date of this Agreement, the authorized capital of Angiotech consists of (i) 200,000,000 common shares, of which 85,185,197 shares are issued and outstanding, and (ii) 50,000,000 shares of preferred stock, of which no shares are issued and outstanding. Angiotech has no other capital stock authorized or, as of the date of this Agreement, issued and outstanding.

(f)	As of the date of this Agreement, (i) 13,937,756 common shares of Angiotech are reserved for issuance pursuant to Angiotech’s 2006 Stock Incentive Plan, of which 9,575,742 shares are subject to outstanding options, and (ii) no common shares of Angiotech are reserved for issuance upon exercise of outstanding warrants. Except for the options in the preceding sentence, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire shares of capital stock or other securities of Angiotech.

(g)	Except as disclosed in the Information, no order halting or suspending trading in securities of Angiotech or prohibiting the sale of such securities has been issued to and is outstanding against Angiotech, and to the knowledge of Angiotech and the directors and officers of Angiotech, as applicable, and except as may be related to matters disclosed in the Information, no investigations or proceedings for such purpose are pending or threatened.

(h)

Since December 31, 2009, except as otherwise contemplated by this Agreement or set forth in the Information, each of the Companies has conducted its business only in the ordinary course consistent with past practice and there has not been any resignation or termination of any officer, director or senior manager, or any increase in the rate of compensation payable or to become payable by any of the

Companies to any officer, director or representative of the Companies (other than standard increases in connection with general, regularly-scheduled reviews consistent with past practice in respect of employees other than the top ten highest paid employees of the Companies and other than in connection with the KEIP), including the making of any loan to, or the payment, grant or accrual of any Bonus Payment to any such Person.

(i)	Except as provided in Section 7(j) hereof, there have been no changes to the compensation for the top ten highest paid employees of the Companies (including the NEOs) from their compensation as disclosed in the Disclosure Letter and none of the Companies have agreed to any, or become obligated to pay any, Bonus Payments to the NEOs or any other employees, agents or consultants except in connection with existing bonus or incentive plans. Angiotech has provided Goodmans, on the date hereof, with complete copies of all bonus, incentive or compensation plans applicable to the Companies.

(j)	Angiotech has provided to Goodmans on the date hereof complete copies of all employment agreements for the senior officers of Angiotech and its Subsidiaries, which are in full force and effect as of the date hereof, and there have been no extension, supplements or amendments thereto; there are no other written employment agreements for employees, agents or consultants to the Companies earning $100,000 or more per annum, including all bonuses and other cash compensation.

(k)	Other than as described in the Disclosure Letter or the Information, there is not now pending or, to the knowledge of any of the senior officers or directors of Angiotech, threatened against Angiotech or any of its Subsidiaries, nor has Angiotech or any of its Subsidiaries received notice in respect of, any claim, potential claim, litigation, action, suit, arbitration or other proceeding by or before any court, tribunal Government Entity, securities commission or regulatory body, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there is no fact known to the senior officers and directors of Angiotech that would reasonably be expected to result in any such claim, potential litigation, action, suit, arbitration or other proceeding.

(l)	Except as disclosed in the Disclosure Letter:

(i)	all of the Companies’ Material Intellectual Property has been duly registered in, filed in or issued by the appropriate patent and/or trademark offices, and has been properly maintained and renewed in accordance with all applicable Laws and regulations in all material respects;

(ii)	there are no Material claims or demands of any other Person pertaining to the Companies’ Intellectual Property and no Material proceedings are currently pending or, to the knowledge of Angiotech, threatened, which challenge Angiotech’s or its Subsidiaries’ rights in respect thereof; and

(iii)	to the knowledge of the Companies, none of the Companies’ Material Intellectual Property is being infringed by any other Person and there is no pending or threatened claim or litigation contesting the validity or enforceability of the Companies’ Material Intellectual Property or the right of the Companies to practice or exercise any rights in the Companies’ Material Intellectual Property; and

(iv)	no claim is currently pending or being threatened charging Angiotech or any subsidiary of Angiotech with infringement of any third party patent, trade name, trademark or copyright.

(m)	Complete and accurate copies of all Material contracts and amendments thereto, including, without limitation, Material Intellectual Property licensing agreements, as set forth on Schedule D (the “Material Contracts”) have been delivered to or otherwise made available for review by Goodmans prior to the date hereof, and all such agreements are in full force and effect, except as would not reasonably be expected to result in a Material Adverse Effect. All of the Material Contracts are valid, binding and enforceable in accordance with their terms against the Company or Companies party thereto, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). As of the date of this Agreement, except as disclosed in the Disclosure Letter, there is no existing (or threatened in writing) default or dispute with respect to any of the Material Contracts that would reasonably be expected to result in a Material Adverse Effect.

(n)	Each of the Companies has conducted its business in compliance with all Laws and no Company has received any notice to the effect that, or has otherwise been advised that, such Company is not in compliance with such Laws, other than any such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

(o)	Angiotech has provided to Goodmans on the date hereof a restructuring budget reflecting Angiotech’s current best estimate of the costs of completing the Recapitalization Transaction. All retainers and economic terms for the engagement of professionals and advisors engaged by Angiotech (or any of its Subsidiaries) as of the date hereof, including with respect to the Recapitalization (other than retainers for local counsel that are not material), have been disclosed in writing to Goodmans on the date hereof and all material fees currently anticipated to be payable thereunder in connection with the Recapitalization are reflected in the restructuring budget.

(p)	The estimated quantum of all Bonus Payments expected to be paid to the senior executives of Angiotech and its Subsidiaries for the current fiscal year have been disclosed to Goodmans on the date hereof.

(q)	All documents and information filed with relevant securities regulators by the Companies since December 31, 2008, at the time filed, (i) complied with all applicable Laws in all material respects and (ii) did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(r)	Except as would not have a Material Adverse Effect:

(i)	the Companies are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental or regulatory authority, including, without limitation, Health Canada, the Food and Drug Administration (the “FDA”) and similar authorities in the Canada, the U.S. and other jurisdictions necessary for the Companies to carry on their business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Companies, threatened, except where the failure to have or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)	all of the clinical studies which have been, or are being conducted by or for the Companies, are being conducted in material compliance with generally accepted good clinical practices and all applicable requirements;

(iii)	to the knowledge of the Companies, the Companies have not (A) made any untrue statement of a material fact or fraudulent statement to Health Canada, the FDA or any governmental or regulatory authority; or (B) failed to disclose a material fact required to be disclosed to Health Canada, the FDA or similar governmental or regulatory authority;

(iv)	to the knowledge of the Companies, no Company has received any written notice that Health Canada, the FDA or any similar governmental or regulatory authority (including, without limitation, other regulatory agencies outside of Canada and the United States) has commenced, or overtly threatened to initiate, any action to withdraw its approval or request the recall of any product of Angiotech or its Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Angiotech or its Subsidiaries; and

(v)	to the knowledge of the Companies, as to each article of drug, device or cosmetic manufactured and/or distributed by Angiotech or its Subsidiaries, such article is not adulterated or misbranded within the meaning of any governmental act or law of any jurisdiction (including, without limitation, jurisdictions outside of Canada and the United States).

(s)	As to each product that is developed, manufactured, tested, distributed, held and/or marketed directly by the Companies, such product is being developed, manufactured, held and distributed in substantial compliance with all applicable Health Canada and FDA requirements, including, but not limited to, such requirements relating to investigational use, pre-market clearance, good manufacturing practices, labelling, advertising, record keeping, filing of reports and security, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(t)	The board of directors of each of the Companies has: (i) approved, adopted and declared advisable this Agreement and the transactions and agreements contemplated hereby; (ii) determined that this Agreement is in the best interests of the Companies and the Existing Shareholders; and (iii) resolved to recommend approval of this Agreement and the transactions and agreements contemplated hereby to the Existing Shareholders.

4.	Consenting Noteholders’ Covenants and Consents

(a)	Each Consenting Noteholder consents and agrees to the terms of, and the transactions contemplated by, this Agreement.

(b)	Each Consenting Noteholder agrees not to sell, assign, pledge or hypothecate (except with respect to security generally applying to its investments which does not adversely affect such Consenting Noteholder’s ability to perform its obligations under this Agreement) or otherwise transfer (a “Transfer”), between the date of this Agreement and the Termination Date, any Relevant Notes (or any rights or interests in respect thereof, including, but not limited to, the right to vote) held by such Consenting Noteholder as of the date hereof, except to a transferee, who (i) is already a Consenting Noteholder; or (ii) contemporaneously with any such Transfer, agrees to be fully bound as a signatory Consenting Noteholder hereunder in respect of the Subordinated Notes that are the subject of the Transfer by executing and delivering to the Parties a Consent Agreement, the form of which is attached hereto as Schedule C. For greater certainty, where the transferee is not already a Consenting Noteholder, such transferee shall be bound by the terms of this Agreement only in respect of the Relevant Notes that are the subject of the Transfer, and not in respect of any other Subordinated Notes of the transferee. Each Consenting Noteholder hereby agrees to provide Angiotech and Goodmans with written notice and, in the case of a Transfer pursuant to subparagraph (ii) of this Section 4(b), a fully executed copy of the Consent Agreement within three (3) Business Days following any Transfer to a transferee described in (i) or (ii) of this Section 4(b).

(c)	As long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Noteholder agrees that, until the Termination Date, it shall:

(i)	provide its consent to the Exchange Offer in respect of all of its Relevant Notes as soon as practicable after the solicitation of consents with respect to the Exchange Offer;

(ii)	provide its consent to the amendment, modification or deletion of any provisions of the Subordinated Note Indenture that are required to be amended, modified or deleted in order effectuate the transactions relating to the Floating Rate Notes and the New Floating Rate Notes contemplated in the FRN Support Agreement, provided that the FRN Support Agreement shall be in form and in substance reasonably satisfactory to the Consenting Noteholders (for greater certainty, it is acknowledged by the Consenting Noteholders that the FRN Support Agreement executed concurrently herewith is in form and in substance reasonably satisfactory to the Consenting Noteholders);

(iii)	not accelerate or enforce or take any action or initiate any proceeding to accelerate or enforce the payment or repayment of any of its Debt (including for greater certainty any due and unpaid interest on its Relevant Notes);

(iv)	to the extent it effects a Transfer of any of its Relevant Notes in accordance with Section 4(b) hereof after 5:00 p.m. (Toronto time) on the record date for the Exchange Offer and is entitled to consent to the Exchange Offer in respect of such Relevant Notes on behalf of the transferee thereof, it shall consent to the Exchange Offer in respect of such Relevant Notes on behalf of such transferee;

(v)	vote (or cause to be voted) all of its Debt in any and all votes in favour of the approval, consent, ratification and adoption of the Recapitalization Transaction (and any actions required in furtherance thereof);

(vi)	execute any and all documents and perform any and all commercially reasonable acts required by this Agreement to satisfy its obligations hereunder;

(vii)	on or prior to the time at which the Recapitalization is completed, make or assist the Companies in making the notifications to Governmental Entities set out in Schedule E and use commercially reasonable efforts to obtain or assist the Companies in obtaining the required regulatory approvals and/or Material third party approvals in connection with the Recapitalization set out in Schedule E, in each case at the Companies’ expense;

(viii)	forbear from exercising, or directing the Trustee to exercise, any default-related rights, remedies, powers or privileges, or from instituting any enforcement actions or collection actions with respect to any obligations under the Indenture, through the later of (i) the date of consummation of the Exchange Offer and (ii) the date of implementation of the Recapitalization through consummation of one or more Plans in Recapitalization Proceedings (as defined below);

(ix)	together with the other Consenting Noteholders, rescind, or direct the Trustee to rescind, any acceleration of the amounts outstanding under the Subordinated Notes and its consequences, including any related payment default that results from such acceleration; and

(x)	not (A) object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Recapitalization Transaction; (B) propose, file, support or vote in favour of any alternative exchange offer, restructuring, workout or plan of compromise or arrangement or reorganization of or for the Companies; or (C) take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the Recapitalization Transaction, except as required by applicable law or by any stock exchange rules, by any other regulatory authority having jurisdiction over the Consenting Noteholder or by any court of competent jurisdiction.

(d)	Each Consenting Noteholder agrees to consent to, vote in favour of and direct the Trustee to execute an amendment of the Subordinated Note Indenture such that the reference to a cure period of “30 days” in Section 6.01(1) of the Subordinated Note Indenture shall be amended to refer to “60 days”.

For greater certainty, nothing in this Agreement requires the Consenting Noteholders or any of them to indemnify the Trustee or any other Person in any manner whatsoever.

5.	Companies’ Covenants and Consents

(a)	The Companies consent and agree to the terms of, and the transactions contemplated by, this Agreement.

(b)	Once this Agreement has become effective and binding on all of the Parties, the Companies will, in a timely manner, cause to be issued a press release or other public disclosure in form and in substance reasonably acceptable to Goodmans that discloses the material provisions of the Recapitalization Terms, subject to the terms of Section 8 hereof.

(c)	Subject to Section 6, Angiotech shall pursue the completion of the Recapitalization Transaction in good faith by way of an exchange offer in accordance with the Recapitalization Terms (the “Exchange Offer”) pursuant to which:

(i)

Angiotech shall make an offer to all Noteholders to exchange each such Noteholder’s Subordinated Notes for its pro rata portion of 90.0% of the New Common Shares (subject to dilution for New Common Shares issued to Quill Creditors, if any) (where each such Noteholder’s pro rata portion is based on the principal amount of Subordinated Notes held immediately prior to the Effective Time by such Noteholder relative to the aggregate principal amount of Subordinated Notes held immediately prior to the Effective Time by all Noteholders that are entitled to receive such consideration), provided that only Noteholders who have duly consented to the Exchange Offer shall be entitled to receive the consideration described in this Section 5(c)(i);

(ii)	if the Exchange Offer is implemented, each Consent Date Noteholder shall receive on the Implementation Date, as additional consideration in exchange for its Subordinated Notes, its pro rata share of 3.5% of the New Common Shares (subject to dilution for New Common Shares issued to Quill Creditors, if any) (where such pro rata share is based on the principal amount of Relevant Notes held by such Consent Date Noteholder immediately prior to the Effective Time in relation to the aggregate principal amount of Relevant Notes held by all Consent Date Noteholders immediately prior to the Effective Time) , provided that only Noteholders who have duly consented to the Exchange Offer shall be entitled to receive the consideration described in this Section 5(c)(ii); and

(iii)	if the Exchange Offer is implemented, all restrictive covenants and events of default provisions in the Subordinated Note Indenture shall be removed from the Subordinated Note Indenture to the extent permitted by applicable Law.

(d)	Subject to any order of the Court, the Companies shall (i) pursue, support and use commercially reasonable efforts to complete the Recapitalization in good faith, (ii) do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the Recapitalization, including, without limitation (A) initiating the Exchange Offer on or before November 29, 2010, (B) taking all steps reasonably necessary and desirable to cause the Implementation Date to occur within the timeframes contemplated by this Agreement and (C) using commercially reasonable efforts to satisfy the conditions precedent set forth in this Agreement, (iii) as soon as practicable following the date hereof, in cooperation with the Consenting Noteholders and the Advisors, make all such filings and seek all such consents, approvals, permits and authorizations with any Governmental Entities or third parties whose consent is required in connection with the Recapitalization and use commercially reasonable efforts to obtain any and all required regulatory and/or third party approvals for or in connection with the Recapitalization and (iv) not take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the Recapitalization, except as required by applicable Law or by any stock exchange rules, or by any other Government Entity having jurisdiction over the Companies.

(e)	Except as provided for in the Recapitalization Terms or as otherwise agreed to in writing by the Consenting Noteholders, the Companies shall not make any payment or pay any consideration of any nature or kind whatsoever on account of any amounts owing under the Subordinated Notes.

(f)	The Companies shall proceed in good faith to enter into the FRN Support Agreement on terms that are reasonably satisfactory to the Consenting Noteholders and shall not (i) amend, modify or terminate the FRN Support Agreement (including with respect to a Breaching Noteholder (as such term is defined in the FRN Support Agreement)), (ii) pursue or complete the transactions contemplated in the FRN Support Agreement by way of any Alternative Transaction Structures (as such term is defined in the FRN Support Agreement) or (iii) consent to any Person signing a Consent Agreement (as such term is defined in the FRN Support Agreement), in each case without the prior written consent of the Consenting Noteholders.

(g)	The Companies shall promptly provide the Advisors with copies of any notices received under the FRN Support Agreement or the FRN Indenture.

(h)	Except as contemplated by this Agreement, including pursuant to the Exchange Offer, and except as otherwise permitted under the Subordinated Note Indenture, the Companies shall not amend or modify any terms or conditions of the Subordinated Note Indenture.

(i)	Except as contemplated in Section 7(e) hereof, the Companies shall not amend or modify any terms or conditions of the FRN Indenture or any indenture governing the New Floating Rate Notes without the prior written consent of the Consenting Noteholders.

(j)	Except as contemplated by Section 7(i) hereof in cooperation with the Consenting Noteholders, the Companies shall not, without the prior written consent of the Consenting Noteholders, refinance, replace or terminate the Wells Fargo Facility or amend or modify any terms or conditions of the agreements governing the Wells Fargo Facility.

(k)	Following a reasonable advance request by the Consenting Noteholders, the Companies shall, to the extent permitted by law and the terms of any contractual confidentiality obligations, and subject to and in accordance with the terms of the Advisor Confidentiality Agreement and Noteholder Confidentiality Agreement:

(i)	provide the Advisors with reasonable access to the Companies’ books and records for use in connection with the Recapitalization; and

(ii)	make the officers and legal and financial advisors of the Companies available on a reasonable basis for any discussions with the Advisors.

(l)

The Companies shall assist the Consenting Noteholders in their search for and selection of directors for the board of directors of Angiotech (or, subject to the consent of the Consenting Noteholders, a successor or parent thereof formed in connection with the Recapitalization) that is to be put in place on the Implementation Date, which search and selection process shall occur prior to the Implementation Date, including by establishing a search committee appointed by the Consenting Noteholders, hiring a search firm chosen by the Consenting

Noteholders and paying all costs and expenses in respect of the search and selection process, including all reasonable costs associated with the search firm and all reasonable and documented out-of-pocket fees and expenses incurred by any Consenting Noteholder in connection with such search and selection process, provided that the existing CEO of Angiotech will be included in such search and selection process and provided further that all current members of Angiotech’s board of directors will be considered as part of such search and selection process.

(m)	Angiotech shall pay the reasonable and documented fees of Goodmans, Houlihan Lokey and one (1) United States legal counsel for the Consenting Noteholders within 5 Business Days of the receipt of any invoice from any such party.

(n)	The Companies shall not participate in any material discussions with any party (other than legal and financial advisors to the Companies) with respect to the Recapitalization Transaction or any alternative thereto, in each case without providing reasonable notice to the Consenting Noteholders and an opportunity for a representative of each Consenting Noteholder, Goodmans or Houlihan to participate in such discussions.

(o)

The Companies shall not, directly or indirectly through any Representative: (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any agreement) any inquiries or proposals regarding any transaction that is an alternative to the Recapitalization Transaction (an “Other Transaction”); (ii) participate in any substantive discussions or negotiations with any person (other than the Consenting Noteholders and the Advisors) regarding any Other Transaction; (iii) accept, approve, endorse or recommend or propose publicly to accept, approve, endorse or recommend any Other Transaction; or (iv) enter into, or publicly propose to enter into, any agreement in respect of any Other Transaction; provided, however, that notwithstanding anything to the contrary in this Section 5(o), the Companies may, after consultation with the Consenting Noteholders and/or the Advisors, (but without a requirement that either consents), pursue an Other Transaction if: (w) the Companies are in compliance, in all material respects, with all terms and conditions of this Agreement; (x) (1) (A) such Other Transaction is based on a proposal received from an arm’s length third party that the Companies have not, directly or indirectly through any Representative, solicited, initiated, knowingly facilitated or knowingly encouraged, (B) such Other Transaction provides for the repayment in full in cash of the principal amount of the Subordinated Notes and all accrued and unpaid interest thereon, any outstanding fees and expenses of the Advisors and the Expense Reimbursement on closing of the Other Transaction, (C) such Other Transaction is reasonably expected to be subject to a binding agreement within 30 days of notice being given to the Consenting Noteholders and to be completed within 60 days thereafter, and (D) the Companies have provided the Consenting Noteholders with notice of their intention to pursue such Other Transaction within five (5) Business Days of receiving the proposal in respect of such Other Transaction; or (2) Angiotech’s board of directors has determined in good faith, after consultation with their legal and financial advisors, that (A) the conditions precedent to the implementation of the Recapitalization

Transaction set out herein cannot reasonably be expected to be met, (B) the Companies have suffered and are reasonably expected to continue to suffer a degradation to their enterprise value that renders the Recapitalization infeasible; and (C) the directors are compelled, in order to comply with their fiduciary duties, to terminate this Agreement and proceed with the Other Transaction; and (y) the Companies have terminated this Agreement in accordance with Section 11(a)(iii) hereof.

(p)	The Companies shall and shall cause their applicable Representatives to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than the Consenting Noteholders and the Advisors) that has made, indicated any interest in or may reasonably be expected to propose, any Other Transaction. The Companies agree not to release any party from any standstill covenant to which it is a party, or amend, waive or modify in any way any such standstill covenant.

(q)	The Companies shall promptly (and in any event within 24 hours of receipt by any of the Companies) notify the Consenting Noteholders and the Advisors, at first orally and thereafter in writing, of any proposal in respect of any Other Transaction, in each case received after the date hereof, of which it or any of its Representatives are or become aware, or any amendments to such proposal in respect of any Other Transaction, any request for discussions or negotiations, or any request for non-public information relating to the Companies in connection with such Other Transaction or for access to the books or records of the Companies by any person that informs the Companies that it is considering making, or has made, a proposal with respect to any Other Transaction and any amendment thereto; and the Companies shall promptly provide to the Consenting Noteholders and the Advisors a description of the material terms and conditions of any such proposed Other Transaction or request. The Companies shall keep the Consenting Noteholders and the Advisors informed of any material change to the material terms of any such proposed Other Transaction.

(r)	Except as provided in Section 7(j) hereof, neither Angiotech nor its Subsidiaries shall materially increase compensation or severance entitlements or other benefits payable to directors, officers or employees, including by way of a key employee incentive plan (other than the KEIP), or pay any bonuses whatsoever, other than as required by law or pursuant to the terms of existing benefit plans or employment contracts, true and complete copies of which have been provided to Goodmans prior to the date hereof. Notwithstanding the foregoing, the Companies shall not be entitled to make any severance or other similar payments to directors or senior officers, or make any Bonus Payments to directors or senior officers, unless such payments are approved by the Advisors or unless such severance or other similar payments do not, in the aggregate, exceed $250,000.

(s)	None of the Companies shall amalgamate, consolidate with or merge into or sell all or substantially all of their assets to another entity, or change the nature of their business or their corporate or capital structure.

(t)	Except as contemplated in Section 7(e) hereof, none of the Companies shall (i) prepay, redeem prior to maturity, defease, repurchase or make other prepayments in respect of any indebtedness, other than as required hereby, (ii) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness of any kind whatsoever (except for indebtedness that is incurred in the ordinary course of business and that is not Material or indebtedness incurred in connection with the New Loan Facility), and (iii) none of the Companies shall create, incur, assume or otherwise cause or suffer to exist or become effective any lien, charge, mortgage, hypothec or security interest of any kind whatsoever on, over or against any of their assets or property (except for any lien, charge, hypothec or security interest that is incurred in the ordinary course of business and that is not Material).

(u)	None of the Companies shall transfer, lease, license or otherwise dispose of all or any part of its property, assets or undertaking over $500,000 at any one time or aggregating over $2,000,000 between the date of this Agreement and the Termination Date. None of the Companies shall license or otherwise grant rights to its Intellectual Property, except for licenses or grants in the ordinary course of business that are not Material.

(v)	The Companies shall maintain and shall continue to maintain appropriate insurance coverage in amounts and on terms that are customary in the industry of the Companies.

(w)	The Companies shall operate their businesses in the ordinary course of business, having regard to the Companies’ financial condition, and, in any event, the Companies shall not enter into any Material agreement, except with the prior written consent of Goodmans, which consent shall not be unreasonably withheld.

6.	CBCA Plan Recapitalization

(a)	Subject to 6(b) hereof, if the Minimum Exchange Offer Threshold has not been achieved on or before January 7, 2011 (or such other date as the Companies and the Consenting Noteholders may agree) or the Consenting Noteholders determine in good faith that the Minimum Exchange Offer Threshold cannot reasonably be expected to be met and so advise the Company or the Companies and the Consenting Noteholders otherwise mutually agree in writing, the Companies shall cease to pursue the completion of the Recapitalization Transaction by way of the Exchange Offer and the Companies shall instead (i) continue Angiotech from British Columbia to the Canada Business Corporations Act (Canada) (the “CBCA”) and (ii) pursue the completion of the Recapitalization Transaction in good faith by way of a plan of arrangement under the CBCA. Such plan of arrangement under the CBCA shall be in form and in substance satisfactory to the Companies and Goodmans (the “Plan”). The Plan shall bind all Noteholders to the Recapitalization Terms pursuant to the CBCA if the Plan is approved by Noteholders representing two-thirds of the aggregate principal amount of Notes outstanding. If the Companies are required to pursue the completion of the Recapitalization Transaction by way of a Plan pursuant to this Section 6(a), the Companies shall:

(i)	initiate proceedings to implement the Plan under the CBCA (the “Recapitalization Proceedings”) and take all steps reasonably necessary and desirable to obtain the Interim Order, the Final Order and such other orders that are acceptable to Goodmans as are required to implement the Recapitalization Transaction pursuant to the Plan; and

(ii)	provide draft copies of all motions or applications and other documents the Companies intend to file with the Court to Goodmans at least three days prior to the date when the Companies intend to file such document and such filings shall be in form and substance acceptable to Goodmans, acting reasonably; the interim order shall be submitted to the Court in a form mutually agreed by the Companies and Goodmans (the “Interim Order”) and the final order shall be submitted to the Court in a form mutually agreed by the Companies and Goodmans (the “Final Order”), and each such order shall be subject to any amendments that are required by the Court that are acceptable to the Companies and Goodmans;

and each of the Consenting Noteholders shall:

(iii)	vote (or cause to be voted) all of its Debt in all votes and in each vote in favour of the approval, consent, ratification and adoption of the Recapitalization Transaction and the Plan (and any actions required in furtherance thereof);

(iv)	to the extent it effects a Transfer of any of its Relevant Notes in accordance with Section 4(b) hereof after 5:00 p.m. (Toronto time) on the record date for the meeting of any meeting of creditors to be held to consider the Recapitalization and the Plan and is entitled to vote on the adoption and approval of the Recapitalization and the Plan, vote all of the Relevant Notes that are the subject of the Transfer on behalf of the transferee in all votes and in each vote in favour of the approval, consent, ratification and adoption of the Recapitalization and the Plan (and any actions required in furtherance thereof);

(v)	support the approval of the Plan by the Court as promptly as practicable (but in no case later than any voting deadline);

(vi)	forbear from exercising, or directing the Trustee to exercise, any default-related rights, remedies, powers or privileges, or from instituting any enforcement actions or collection actions with respect to any obligations under the Indenture, through the later of (i) the date of consummation of the Exchange Offer and (ii) the date of implementation of the Recapitalization through consummation of one or more Plans in Recapitalization Proceedings (as defined below); and

(vii)	together with the other Consenting Noteholders, rescind, or direct the Trustee to rescind, any acceleration of the amounts outstanding under the Subordinated Notes and its consequences, including any related payment default that results from such acceleration.

(b)	If the Shareholder Condition has not been achieved on or before January 7, 2011 (or such other date as the Companies and the Consenting Noteholders may agree) or the Companies and the Consenting Noteholders otherwise mutually agree in writing, the Companies shall cease to pursue the completion of the Recapitalization Transaction by way of the Exchange Offer or a Plan under the CBCA, as applicable, and the Companies shall instead pursue the completion of the Recapitalization Transaction in good faith by way of an Alternative Recapitalization Transaction:

(i)	an alternative transaction to complete the Recapitalization Transaction, including, without limitation, a plan of compromise or arrangement under the Companies’ Creditors Arrangement Act (“CCAA”), shall constitute an Alternative Recapitalization Transaction if such alternative transaction provides that the Noteholders will receive at least all consideration allocated to them under the Recapitalization Terms plus all of the consideration allocated to the Existing Shareholders under the Recapitalization Terms, provided that in such circumstances the Options would be cancelled and would not be issued to any Person (such that the Noteholders would receive at least 96% of the New Common Shares on Plan Implementation and the Existing Shareholders would receive no New Common Shares) (an alternative transaction described in this Section 6(b)(i) being an “Alternative Recapitalization Transaction”);

(ii)	the Companies and the Consenting Noteholders shall pursue in good faith and shall support the completion of an Alternative Recapitalization Transaction in the same manner and to the same extent and on the same conditions set out in Section 4, Section 5, Section 6(a)(i), Section 6(a)(ii), Section 6(a)(iii) and Section 6(a)(iv) hereof, as and to the extent applicable; and

(iii)	in the event of any Alternative Recapitalization Transaction, all terms, covenants, representations and warranties in this Agreement shall be and shall be deemed to have been made in the context of the Alternative Recapitalization Transaction. In the event of any Alternative Recapitalization Transaction that involves a plan of compromise or arrangement under the CCAA in conjunction with or instead of the Plan, the references in this Agreement to the Plan shall be deemed to be changed to include or relate to, as the case may be, a plan of compromise or arrangement under the CCAA and the references in this Agreement to the Recapitalization Proceedings shall be deemed to be references to proceedings under the CCAA.

7.	Conditions to Recapitalization

The Recapitalization Transaction shall be subject to the reasonable satisfaction of the following conditions prior to or at the time on which the Recapitalization Transaction is implemented (the “Effective Time”), each of which is for the exclusive benefit of the Consenting Noteholders and may be waived by Consenting Noteholders holding not less than a majority of the aggregate principal amount of Subordinated Notes; provided, however that the conditions in sub-paragraphs (b), (i), (j), (k), (o), (p), (q) and (u) shall also be for the benefit of Angiotech (provided that such conditions shall not be enforceable by Angiotech or the Consenting Noteholders if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement) and, if not satisfied on or prior to the Effective Time, can only be waived by both Angiotech and Consenting Noteholders holding not less than a majority of the aggregate principal amount of Subordinated Notes:

(a)	the following events shall have occurred in a manner and on such terms as are reasonably satisfactory to the Consenting Noteholders on or before the following dates (or such other dates as the Companies and the Consenting Noteholders may agree):

(i)	the Exchange Offer shall have been initiated in a manner and on such terms as are reasonably satisfactory to the Consenting Noteholders on or before November 29, 2010 (or such other date as the Companies and the Consenting Noteholders may agree);

(ii)	(x) the requisite percentage of Existing Shareholders voting in person or by proxy at a meeting of Existing Shareholders have voted in favour of one or more resolutions that approve the Recapitalization Transaction, the Recapitalization Terms, the Exchange Offer and, if applicable pursuant to Section 6, the Plan or (y) a court order or exemption under applicable Law is received that provides that no vote or meeting of the Existing Shareholders is required to approve the Recapitalization Transaction, the Recapitalization Terms, the Exchange Offer and, if applicable pursuant to Section 6, the Plan (the occurrence of (x) or (y) being the “Shareholder Condition”) on or prior to January 7, 2011 (or such other date as the Companies and the Consenting Noteholders may agree), provided that if Shareholder Condition has not been obtained by such date but the Companies have complied in all material respects with Section 6 hereof within 5 Business Days of such date then the condition in this Section 7(a)(ii) shall be deemed to be of no further effect;

(iii)	the Implementation Date shall have occurred no later than the Outside Date;

(b)	in excess of 98% of the outstanding Subordinated Notes shall have consented to the Exchange Offer (the “Minimum Exchange Offer Threshold”), provided that if the Minimum Exchange Offer Threshold has not been satisfied but the Companies have complied in all material respects with Section 6 hereof then the condition in this Section 7(b) shall be deemed to be of no further effect;

(c)	all press releases, disclosure documents and definitive agreements in respect of the Recapitalization Transaction and the new (or amended) articles, by-laws and other constating documents of the Companies or any affiliated or related entities formed in connection with the Recapitalization Transaction, as applicable, and all definitive legal documentation in connection with all of the foregoing shall be in a form agreed to in advance by the Companies and the Consenting Noteholders;

(d)	the structure of the Recapitalization Transaction, the identity and structure of any successor or parent of the Companies formed in connection with the Recapitalization Transaction and the steps required to complete the Recapitalization Transaction shall be in form and in substance satisfactory to the Consenting Noteholders and shall not result in adverse tax consequences for the Consenting Noteholders, which Consenting Noteholders shall, in each case, act reasonably;

(e)	there shall not exist or have occurred, after giving effect to the Recapitalization: (i) any default or event of default (other than those defaults or events of default that are remedied or waived) under the credit agreement governing the Wells Fargo Facility, any other documents or agreements related to the Wells Fargo Facility or the FRN Indenture; or (ii) any material default or event of default under any other Material Contract (other than those defaults or events of default that are remedied or waived);

(f)	the FRN Support Agreement shall be in form and in substance reasonably satisfactory to the Consenting Noteholders (it being understood that the FRN Support Agreement in effect as of the date hereof shall be satisfactory to the Consenting Noteholders) and shall not have been terminated or amended without the prior written consent of the Consenting Noteholders;

(g)	the transactions contemplated by the FRN Support Agreement shall have been completed on or prior to the Effective Time;

(h)	from and after the Effective Time, the Floating Rate Notes and the New Floating Rate Notes shall remain outstanding as an obligation of Angiotech (or, subject to the consent of the Consenting Noteholders, a successor or parent thereof formed in connection with the Recapitalization) on the same terms provided under the FRN Indenture as of the date hereof, except as modified in accordance with Section 7(f) hereof or in a manner reasonably acceptable to the Consenting Noteholders;

(i)	the Wells Fargo Facility shall have been amended, refinanced or replaced on such terms and with such maturity date acceptable to Angiotech and the Consenting Noteholders, each acting reasonably, (the “New Loan Facility”) such that the New Loan Facility shall provide the Companies with not less than $25 million and not more than $35 million in liquidity on the Implementation Date, and which New Loan Facility may be provided by the Consenting Noteholders on terms agreed by Angiotech and the Consenting Noteholders, each acting reasonably;

(j)

a Key Employee Incentive Plan in form and in substance reasonably satisfactory to the Companies and the Consenting Noteholders (the “KEIP”) shall have been established that provides for payments to the beneficiaries thereof totalling no more than US$1 million, which payments shall be triggered upon completion of the Recapitalization Transaction and which payments shall be payable as to  2/3rd on the Implementation Date and as to  1/3rd 3 months after such Implementation Date;

(k)	a management incentive plan in form and in substance reasonably satisfactory to the Companies and the Consenting Noteholders (the “MIP”) shall have been established and shall provide the following consideration to the beneficiaries of the MIP on the following terms:

(i)

4% of New Common Shares to be granted on the Implementation Date (subject to dilution for New Common Shares issued to Quill Creditors, if any), with such New Common Shares vesting,  1/3 on the first anniversary of the Implementation Date,  1/3 on the second anniversary of the Implementation Date; and  1/3 on the third anniversary of the Implementation Date;

(ii)	options to acquire 6% of New Common Shares on a fully diluted basis (subject to dilution for New Common Shares issued to Quill Creditors, if any) to be granted on the Implementation Date, which options (A) vest on the same schedule as the New Common Shares described in the immediately preceding subparagraph, (B) are exercisable at an equity strike price that provides for a par recovery to the Noteholders and (C) mature on the seventh anniversary of the Implementation Date; and

(iii)	options to acquire 5% of New Common Shares on a fully diluted basis (subject to dilution for New Common Shares issued to Quill Creditors, if any) to be reserved for issuance at a later date at the discretion of the board of directors put in place on the Implementation Date;

(l)	amendments to the employment agreements for the top ten officers, executives and senior managers of the Companies (including, for greater certainty, the NEOs) shall have been entered into on the Implementation Date in the form provided to the Advisors on the date hereof;

(m)	the composition of the board of directors of Angiotech (or, if consented to by the Consenting Noteholders, a successor or parent of Angiotech formed in connection with the Recapitalization) shall be reasonably satisfactory to the Consenting Noteholders and shall have been put in place on the Implementation Date;

(n)

any and all rights, demands, actions, causes of action, obligations or claims of any kind whatsoever, whether known, unknown, matured or unmatured, including all lawsuits and arbitration proceedings and the entitlements of the Company Holders (as defined in the Quill Merger Agreement), held by any Person (each such Person a “Quill Creditor”) arising under or in respect of the Quill Merger

Agreement or otherwise, shall have been finally and irrevocably satisfied and extinguished on the Implementation Date by the receipt by each Quill Creditor of such Quill Creditor’s pro rata share of consideration, including, if applicable, New Common Shares, in an amount and on terms acceptable to the Consenting Noteholders;

(o)	if the Companies are required to pursue the Plan pursuant to Section 6 hereof, (i) the Plan, the Interim Order, the Final Order, all materials filed by or on behalf of the Companies in the Recapitalization Proceedings shall be in a form agreed to in advance by Angiotech and the Goodmans, (ii) the Plan shall have been approved by the applicable stakeholders of the Companies as and to the extent required by the Court in the Interim Order or otherwise, (iii) the Plan shall have been approved by the Court and the Final Order shall be in full force and effect prior to March 12, 2011; and (iv) the transactions contemplated by the Plan shall have been consummated prior to the Outside Date;

(p)	all Material filings under applicable Laws shall have been made and any Material regulatory consents or approvals that are required in connection with the Recapitalization Transaction shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(q)	there shall not be in effect any preliminary or final decision, order or decree by a Government Entity, no application shall have been made to any Government Entity, and no action or investigation shall have been announced, threatened or commenced by any Government Entity, in consequence of or in connection with the Recapitalization Transaction that restrains, impedes or prohibits (or if granted could reasonably be expected to restrain, impede or inhibit), the Recapitalization Transaction or any part thereof or requires or purports to require a variation of the Recapitalization Transaction and the Companies shall have provided the Consenting Noteholders with a certificate signed by an officer of Angiotech certifying compliance with this Section 7(q) as at the Effective Time;

(r)	the representations and warranties of the Companies set forth in this Agreement shall be true and correct in all respects without regard to any materiality or Material Adverse Effect qualifications contained in them at the Effective Time with the same force and effect as if made at and as of such time, except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted by this Agreement and except that representations and warranties that are given as of a specified date shall be true and correct in all material respects as of such date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the Companies shall have provided the Consenting Noteholders with a certificate signed by an officer of Angiotech certifying compliance with this Section 7(r) as at the Effective Time;

(s)	there shall not exist or have occurred any Material Adverse Effect;

(t)	unless the Recapitalization is effected by way of an Alternative Recapitalization Transaction, the listing and posting on the TSX or other securities exchange acceptable to the Consenting Noteholders of New Common Shares and any other securities issued pursuant to the Recapitalization Transaction shall have been approved by the TSX or other securities exchange, subject only to standard listing conditions;

(u)	the Consenting Noteholders shall be satisfied that all securities of the Companies and any affiliated or related entities that are formed in connection with the Recapitalization Transaction, when issued and delivered, shall be duly authorized, validly issued and fully paid and non-assessable and the issuance thereof shall be exempt from all prospectus and registration requirements of applicable Securities Legislation;

(v)	Angiotech shall have entered into a registration rights agreement with the Consenting Noteholders to register the New Common Shares following the Implementation Date;

(w)	the Noteholders shall have received the consideration described in the Recapitalization Terms on the Implementation Date; and

(x)	the Companies shall have complied in all material respects with each covenant in this Agreement that is to be performed on or before the Effective Time.

8.	Public Disclosure

(a)	No press release or other public disclosure concerning the transactions contemplated herein shall be made by any of the Companies without the prior consent of Goodmans (such consent not to be unreasonably withheld) except as, and only to the extent that, the disclosure is required (as determined by the Companies) by applicable Law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the Companies shall provide the Advisors with a copy of such disclosure in advance of any release and an opportunity to consult with the Companies as to the contents and to provide comments thereon.

(b)	Notwithstanding the foregoing and subject to Section 15, no information with respect to the principal amount of Subordinated Notes held or managed by any individual Consenting Noteholder or the identity of any individual Consenting Noteholder shall be disclosed by the Companies, except as may be required by applicable Law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the aggregate amount of Relevant Notes held by the Consenting Noteholders collectively may be disclosed.

(c)	Each Consenting Noteholder agrees that, except as otherwise specified in this Agreement or in a Noteholder Confidentiality Agreement, prior to making any public announcement or statement or issuing any press release or any other public disclosure with respect to this Agreement, the Recapitalization, the Exchange Offer, the Plan (if applicable) or any negotiations, terms or other facts with respect thereto, it shall, to the extent practicable under the circumstances, provide Angiotech and each other Consenting Noteholder with a copy of such disclosure in advance of any release and an opportunity to consult with Goodmans and/or Houlihan Lokey as to the contents and to provide comments thereon.

9.	Further Assurances

Each Party shall do all such things in its control, take all such actions as are commercially reasonable, deliver to the other Parties such further information and documents and execute and deliver to the other Parties such further instruments and agreements as another Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

10.	Consenting Noteholders’ Termination Event

This Agreement may be terminated by the delivery to the Companies and Goodmans of a written notice in accordance with Section 16(q) hereof by Consenting Noteholders holding not less than a majority of the aggregate principal amount of Subordinated Notes, in the exercise of their sole discretion, upon the occurrence and, if applicable, continuation of any of the following events:

(a)	if any of the following events have not occurred on or before the following dates:

(i)	unless the Consenting Noteholders have advised the Company that the Minimum Exchange Offer Threshold cannot reasonably be expected to be met, the Exchange Offer has been initiated on or before November 29, 2010;

(ii)	if the Companies are required to pursue the completion of the Recapitalization Transaction by way of a Plan pursuant to Section 6(a) hereof, the Companies have initiated the Recapitalization Proceedings on or before January 17, 2011;

(iii)	if the Companies are required to pursue the completion of the Recapitalization Transaction by way of an Alternative Recapitalization Transaction pursuant to Section 6(b) hereof, the Companies have initiated the applicable Recapitalization Proceedings or such other steps or actions as are necessary to initiate the Alternative Recapitalization Transaction on or before January 17, 2011; and

(iv)	the Implementation Date has occurred on or before the Outside Date;

(b)	failure by any of the Companies to comply in all material respects with, or default by any of the Companies in the performance or observance of, any material term, condition, covenant or agreement set forth in this Agreement, which is not cured within five Business Days after the receipt of written notice of such failure or default;

(c)	if any representation, warranty or other statement of any of the Companies made or deemed to be made in this Agreement shall prove untrue in any material respect as of the date when made;

(d)	the issuance of any preliminary or final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization Transaction, in each case which restrains or impedes in any material respect or prohibits the Recapitalization Transaction or any part thereof or requires or purports to require a variation of the Recapitalization Transaction;

(e)	if the Recapitalization Proceedings are required to be initiated pursuant to Section 6(a) or Section 6(b) hereof and such Recapitalization Proceedings are dismissed, terminated, stayed or the Companies or any one of them, whether voluntarily or involuntarily, commences or undergoes a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCCA, the Bankruptcy and Insolvency Act (Canada) or Winding-Up and Restructuring Act (Canada), unless such event occurs with the prior written consent of the Consenting Noteholders;

(f)	the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator in respect of the Companies or any one of them, unless such event occurs with the prior written consent of the Consenting Noteholders;

(g)	the amendment, modification or filing of a pleading by the Companies or any one of them seeking to amend or modify the Recapitalization Terms, the Plan (if applicable) or any documents related thereto, in a manner not reasonably acceptable to the Consenting Noteholders;

(h)	the occurrence of an “Event of Default” as defined in the Wells Fargo Facility or an “Event of Default” as defined in the FRN Indenture (other than those “Events of Default” under such documents that have been remedied or waived); provided, however, that if the Companies deliver a request to Goodmans as to whether the Consenting Noteholders intend to exercise a termination right under this Section 10(h), the Consenting Noteholders may only terminate this Agreement under this Section 10(h) in respect of the particular Event of Default specified in such request within five (5) Business Days following the delivery of such request to Goodmans, otherwise such termination right shall be deemed to be waived as to such Event of Default; or

(i)	the Consenting Noteholders determine that the condition precedent in Section 7(g) cannot reasonably be expected to be satisfied; provided however that the Consenting Noteholders may only terminate this Agreement under this Section 10(i) within five (5) Business Days following a request delivered to Goodmans by the Companies on or after January 15, 2011 as to whether the Consenting Noteholders intend to exercise a termination right under this Section 10(i), otherwise such termination right shall be deemed to be waived and the condition referred to in Section 7(g) shall be deemed to be waived; or

(j)	if the Companies take any steps or actions to pursue or provide any notice to the Consenting Noteholders that they intend to pursue an Other Transaction.

11.	Companies Termination Event

(a)	This Agreement may be terminated by the delivery to the Consenting Noteholders (with a copy to Goodmans) of a written notice in accordance with Section 16(q) by Angiotech (on behalf of the Companies), in the exercise of its sole discretion, upon the occurrence and continuation of any of the following events:

(i)	the issuance of any preliminary or final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization Transaction, in each case which restrains or impedes in any material respect or prohibits the Recapitalization Transaction or any part thereof or requires or purports to require a variation of the Recapitalization Transaction;

(ii)	if at any given time the Consenting Noteholders represent less than 66 2/3% of the aggregate principal amount of outstanding Subordinated Notes; provided, however, that a termination right under this Section 11(a)(ii) shall not arise if, within 10 Business Days after receipt of written notice by the Companies to the Consenting Noteholders of the Companies’ intention to exercise a termination right under this Section 11(a)(ii), additional holders of Subordinated Notes become Consenting Noteholders pursuant to Section 16(d) hereof and, including such additional Consenting Noteholders, Consenting Noteholders hold not less than 66 2/3% of the aggregate principal amount of outstanding Subordinated Notes; or

(iii)	if the Companies seek to pursue an Other Transaction in accordance with Section 5(o).

(b)	This Agreement may be terminated as to a breaching Consenting Noteholder (the “Breaching Noteholder”) only, by delivery to such Breaching Noteholder of a written notice in accordance with Section 16(q) by the Companies, in exercise of their sole discretion and provided that the Companies are not in default hereunder, upon the occurrence and continuation of any of the following events:

(i)	failure by the Breaching Noteholder to comply in all material respects with, or default by the Breaching Noteholder in the performance or observance of, any material term, condition, covenant or agreement set forth in this Agreement which is not cured within five Business Days after the receipt of written notice of such failure or default; or

(ii)	if any representation, warranty or other statement of the Breaching Noteholder made or deemed to be made in this Agreement shall prove untrue in any material respect as of the date when made,

and the Breaching Noteholder shall thereupon no longer be a Consenting Noteholder.

12.	Mutual Termination

This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement between (a) the Companies and (b) Consenting Noteholders holding not less than a majority of the aggregate principal amount of Subordinated Notes.

13.	Effect of Termination

(a)	Upon termination of this Agreement pursuant to Section 10, Section 11(a) or Section 12 hereof, this Agreement shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Agreement, except for the rights, agreements, commitments and obligations under Sections 8(b), 15 and 16, all of which shall survive the termination, and each Party shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(b)	Upon termination of this Agreement by the Companies with respect to a Breaching Noteholder under Section 11(b) or by an Objecting Noteholder under Section 16(n), this Agreement shall be of no further force or effect with respect to such Breaching Noteholder or such Objecting Noteholder, as applicable, and all rights, obligations, commitments, undertakings, and agreements under or related to this Agreement of or in respect of such Breaching Noteholder or such Objecting Noteholder, as applicable, shall be of no further force or effect, except for the rights and obligations under Sections 8(b), 15 and 16, all of which shall survive such termination, and such Breaching Noteholder or such Objecting Noteholder, as applicable, shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(c)	Upon the occurrence of any termination of this Agreement, any and all consents (other than the formal consents given by Consenting Noteholders in response to the formal solicitation of consents with respect to the Exchange Offer, which consents shall be solicited, given and governed pursuant to the documents governing the Exchange Offer) tendered prior to such termination by (i) the Consenting Noteholders in the case of termination pursuant to Section 10, Section 11(a) or Section 12 hereof, (ii) the Breaching Noteholder(s) in the case of a termination pursuant to Section 11(b) or (iii) the Objecting Noteholder(s) in the case of termination pursuant to Section 16(n) shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Recapitalization and this Agreement or otherwise.

14.	Termination Upon the Implementation Date

This Agreement shall terminate automatically without any further required action or notice on the Implementation Date (immediately following the Effective Time). The Companies shall pay each Consenting Noteholder its pro rata portion of the Expense Reimbursement on the Implementation Date (where such pro rata portion is based on the principal amount of Relevant Notes held by each such Consenting Noteholder on the Implementation Date in relation to the aggregate principal amount of Relevant Notes held by all Consenting Noteholders on the Implementation Date). For greater certainty, the representations, warranties and covenants herein shall not survive and shall be of no further force or effect from and after the Implementation Date, provided that the rights, agreements, commitments and obligations under Sections 8(b), 15 and 16 shall survive the Implementation Date.

15.	Confidentiality

The Companies agree, on their own behalf and on behalf of their Representatives, to maintain the confidentiality of the identity and, to the extent known, specific holdings of each Consenting Noteholder; provided, however, that such information may be disclosed: (a) to the Companies’ respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as the “Representatives” and individually as a “Representative”) and provided further that each such Representative is informed of, and agrees to abide by, this confidentiality provision; and (b) to Persons in response to, and to the extent required by, (i) any subpoena, or other legal process, including, without limitation, by the Court or applicable rules, regulations or procedures of the Court, (ii) any Governmental Entity, or (iii) applicable Law. If the Companies or their Representatives are required to disclose the identity or the specific holdings of a Consenting Noteholder in the manner set out in the preceding sentence, the Companies shall provide such Consenting Noteholder with prompt written notice of any such requirement, to the extent permissible and practicable under the circumstances, so that such Consenting Noteholder may (at the Companies’ expense) seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement. Notwithstanding the provisions in this Section 15 or elsewhere in this Agreement: (x) the Companies may disclose the identity of a Consenting Noteholder in any action to enforce this Agreement against such Consenting Noteholder (and only to the extent necessary to enforce this Agreement against such Consenting Noteholder); and (y) the Companies may disclose, to the extent consented to in writing by a Consenting Noteholder (or by such Consenting Noteholder’s duly authorised advisor), a Consenting Noteholder’s identity and holdings.

16.	Miscellaneous

(a)	Notwithstanding anything herein to the contrary, this Agreement applies only to each Consenting Noteholder’s Debt and to each Consenting Noteholder solely with respect to its legal and/or beneficial ownership of, or its investment and voting discretion over, its Debt (and not, for greater certainty, to any other securities, loans or obligations that may be held, acquired or sold by such Consenting Noteholder or any client of such Consenting Noteholder whose funds or accounts are managed by such Consenting Noteholder) and, without limiting the generality of the foregoing, shall not apply to:

(i)	any securities, loans or other obligations (including Subordinated Notes) that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any group or business unit within or affiliate of a Consenting Noteholder (A) that has not been involved in and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any person involved in the Recapitalization discussions or (B) is on the other side of an information firewall with respect to the officers, partners and employees of such Consenting Noteholder who have been working on the Recapitalization and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any officers, partners and employees of such Consenting Noteholder who have been working on the Recapitalization;

(ii)	any securities, loans or other obligations that may be beneficially owned by clients of a Consenting Noteholder, including accounts or funds managed by the Consenting Noteholder, that are not Subordinated Notes or Debt; or

(iii)	any securities, loans or other obligations (including Subordinated Notes) that may be beneficially owned by clients of a Consenting Noteholder that are not managed or administered by the Consenting Noteholder.

(b)	Subject to Section 16(a), nothing in this Agreement is intended to preclude any of the Consenting Noteholders from engaging in any securities transactions, subject to the agreements set forth in Section 4 hereof with respect to Consenting Noteholders’ Relevant Notes and Debt.

(c)	This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Subordinated Notes (“Additional Notes”). If a Consenting Noteholder acquires Additional Notes after the date hereof, the Consenting Noteholder shall be bound by the terms of this Agreement in respect of such Additional Notes, and such Additional Notes shall constitute Relevant Notes for purposes of this Agreement.

(d)	At any time, a holder of Subordinated Notes that is not a Consenting Noteholder may become a Party to this Agreement by executing a delivering to the Companies and the other Consenting Noteholders, with a copy to Goodmans, a Consent Agreement substantially in the form of Schedule C.

(e)	The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(f)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(g)	Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

(h)	This Agreement and any other agreements contemplated by or entered into pursuant to this Agreement, together with the Noteholder Confidentiality Agreements and Advisor Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(i)	The agreements, representations and obligations of the Companies under this Agreement are, in all respects, joint and several. The Companies acknowledge and agree that any waiver or consent that the Consenting Noteholders may make on or after the date hereof has been made by the Consenting Noteholders in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Companies hereunder.

(j)	The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several (in proportion to the percentage of the aggregate principal amount of Subordinated Notes represented by a Consenting Noteholder’s Relevant Notes) and not joint and several. Each Consenting Noteholder acknowledges and agrees that any waiver or consent that the Companies may make on or after the date hereof has been made by the Companies in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Consenting Noteholders hereunder.

(k)	Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms hereof, and (ii) acknowledges that the other Parties hereto have relied upon such representation and warranty.

(l)

Except as otherwise expressly provided herein, for the purposes of this Agreement, any matter requiring the agreement, waiver, consent or approval of the Consenting Noteholders shall require the agreement, waiver, consent or approval of Consenting Noteholders representing not less than a majority of the aggregate principal amount of Subordinated Notes. The Companies shall be entitled to rely on written confirmation from Goodmans that Consenting

Noteholders representing not less than a majority of the aggregate principal amount of Subordinated Notes have agreed, waived, consented to or approved a particular matter.

(m)	Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Subordinated Notes have agreed, approved or consented to any amendment, waiver or consent to be given under this Agreement or under any documents related thereto, or have directed the taking of any action provided herein or in any of the documents related thereto to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Subordinated Notes, Subordinated Notes directly or indirectly owned by any of the Companies shall be deemed not to be outstanding.

(n)	This Agreement may be modified, amended or supplemented as to any matter by an instrument in writing signed by the Companies and Consenting Noteholders that represent not less than a majority of the aggregate principal amount of Subordinated Notes.

(o)	Notwithstanding anything to the contrary herein, if this Agreement is amended, modified or supplemented or any matter herein is approved, consented to or waived: (i) in a manner that adversely affects the percentage equity ownership described in Section 1(a) and Section 1(b) hereof to be provided to Noteholders and Consent Date Noteholders, respectively; (ii) in a manner that adversely affects the percentage equity ownership described in Section 5(c)(i) and Section 5(c)(ii) hereof to be offered to the Noteholders and Consent Date Noteholders, respectively, under the Exchange Offer; (iii) in a manner that adversely affects the percentage equity ownership described in Section 6(b)(i) to be allocated to the Noteholders in the event of an Alternative Recapitalization Transaction; or (iv) such that the Outside Date is extended beyond October 15, 2011, then any Consenting Noteholder that objects to any such amendment, modification, supplement, approval, consent or waiver may terminate its obligations under this Agreement upon five Business Days’ written notice to the other Parties hereto (each, an “Objecting Noteholder”) and shall thereupon no longer be a Consenting Noteholder. For greater certainty, an Objecting Noteholder shall not be entitled to receive any consideration provided to Consent Date Noteholders hereunder.

(p)	Time is of the essence in the performance of the Parties’ respective obligations. Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(q)	All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile transmission, in each case addressed to the particular Party:

(i)	if to the Companies:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC V6A 1B6

Attention:	Tom Bailey
Fax:	(604) 221-6915;

with a copy to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place

66th Floor

Toronto ON M5X 1B8

Attention:	Edward Sellers/Marc Wasserman
Fax:	(416) 862-6666;

and with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Marc Abrams / Cristopher Greer
Fax:	(212) 728-9000;

(ii)	if to the Consenting Noteholders, at the address set forth for each Consenting Noteholder beside its signature hereto;

with a copy by email or fax (which shall not be deemed notice) to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street

Suite 3400

Toronto, Ontario M5H 2S7

Attention:	Robert Chadwick/Celia Rhea
Email:	rchadwick@goodmans.ca/crhea@goodmans.ca
Facsimile:	416-979-1234,

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(r)

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(s)	This Agreement shall be binding upon and enure to the benefit of the Parties hereto and each of their respective successors, assigns, heirs and personal representatives, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto, except that each Consenting Noteholder is permitted to assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement as set forth in Section 4(b).

(t)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. Each Party submits to the jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

(u)	The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(v)	It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach including, without limitation, an order of the Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(w)	All rights, powers, and remedies provided under this Agreement or otherwise in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

(x)	Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

(y)	This Agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original. Execution of this Agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., pdf) transmission.

[Remainder of this page intentionally left blank; next page is signature page]

This Agreement has been agreed and accepted on the date first written above.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chief Financial Officer

AFMEDICA, INC.

AMERICAN MEDICAL

INSTRUMENTS HOLDINGS, INC.

ANGIOTECH AMERICA, INC.

ANGIOTECH FLORIDA HOLDINGS, INC.

ANGIOTECH BIOCOATINGS CORP.,

ANGIOTECH DELAWARE, INC.

ANGIOTECH PHARMACEUTICALS (US), INC.

B.G. SULZLE, INC.

MANAN MEDICAL PRODUCTS, INC.

MEDICAL DEVICE TECHNOLOGIES, INC.

NEUCOLL, INC.

QUILL MEDICAL, INC.

SURGICAL SPECIALTIES CORPORATION

SURGICAL SPECIALTIES PUERTO RICO, INC.

SURGICAL SPECIALTIES UK HOLDINGS LIMITED

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President

0741693 B.C. LTD., ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:	/s/ Jay Dent
Name: Jay Dent
Title: P President

SCHEDULE B

DEFINITIONS

Definition	Section or Page Number

“Additional Notes”	Section 16(c)

“Alternative Recapitalization Transaction”	Section 6(a)

“Angiotech”	Page 1 (1st paragraph)

“Agreement”	Page 1 (1st paragraph)

“Breaching Noteholder”	Section 11(b)

“CBCA”	Section 6(a)

“CCAA”	Section 6(b)

“Companies” and “Company”	Page 1 (1st paragraph)

“Company Permits”	Section 3(r)

“Consent Date Noteholder”	Section 1

“Consenting Noteholder(s)”	Page 1 (1st paragraph)

“Debt”	Section 2(a)

“Effective Time”	Section 7

“Exchange Offer”	Section 5(c)

“FDA”	Section 3(r)

“Final Order”	Section 6(a)(ii)

“Interim Order”	Section 6(a)(ii)

“KEIP”	Section 7(j)

“Material Contracts”	Section 3(m)

“Minimum Exchange Offer Threshold”	Section 7(b)

“MIP”	Section 7(k)

“New Loan Facility”	Section 7(i)

“Objecting Noteholder”	Section 16(o)

“Options”	Section 1

“Other Transaction”	Section 5(o)

“Party” or “Parties”	Page 1 (2nd paragraph)

“Plan”	Section 6(a)

“Quill Creditor”	Section 7(n)

“Recapitalization”	Page 1 (1st paragraph)

Definition	Section or Page Number

“Recapitalization Proceedings”	Section 6(a)(i)

“Recapitalization Terms”	Page 1 (1st paragraph)

“Relevant Notes”	Section 2(a)

“Representative(s)”	Section 15

“Shareholder Condition”	Section 7(a)(ii)

“Transfer”	Section 4(b)

In addition, the following terms used in this Agreement shall have the following meanings:

“Advisor Confidentiality Agreement” means the confidentiality agreements between (i) Goodmans and Angiotech Pharmaceuticals, Inc. and (ii) Houlihan and Angiotech Pharmaceuticals, Inc.

“Advisors” means Goodmans and Houlihan Lokey.

“Bonus Payments” means all bonus payments, retention payments, incentive compensation payments, service award payments or other similar payments payable by any of the Companies to any of the Companies’ current or past employees or consultants, in connection with the transactions contemplated by this Agreement or otherwise.

“Business Day” means each day other than a Saturday or Sunday or a statutory or civic holiday that banks are open for business in Toronto, Ontario, Canada.

“Commission” means the United States Securities and Exchange Commission.

“Consent Date” means November 30, 2010.

“Contracts” means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which a Person is a party or by which a Person or any of its assets are bound or affected, whether written or oral.

“Court” means the Ontario Superior Court of Justice.

“Disclosure Letter” means a letter from Angiotech to the Advisors dated the date hereof.

“Existing Shareholders” means the holders of the Existing Shares at any applicable time prior to the Effective Time.

“Existing Shares” means the common shares of Angiotech issued and outstanding at any applicable time prior to the Effective Time.

“Expense Reimbursement” means the amount of any and all reasonable and documented out-of-pocket fees and expenses incurred by the Consenting Noteholders collectively in connection with the Recapitalization Transaction, including, without limitation, the reasonable and documented fees and expenses of the Advisors (to the extent not already satisfied by the Companies) and any other legal, financial or professional advisors.

“Financial Statements” means (a) the audited consolidated balance sheet of each of the Companies as at December 31, 2010 and the related audited consolidated statement of operations and comprehensive loss, consolidated statement of cash flows for each of the fiscal years then ended, together with the report thereon of independent certified public accountants, each prepared in accordance with GAAP consistently applied throughout the periods covered, and (b) an unaudited consolidated balance sheet of each of the Companies as of June 30, 2010, and the related unaudited consolidated statement of operations and comprehensive loss and consolidated statement of cash flows for such period, each prepared in accordance with GAAP consistently applied throughout the periods covered.

“FRN Indenture” means indenture dated December 11, 2006 among Angiotech, the guarantors party thereto and the Trustee, as trustee, pursuant to which Angiotech issued the US$325 million aggregate principal amount of senior floating rate notes, as amended, modified or supplemented prior to the date hereof;

“FRN Support Agreement” means an agreement, in form reasonably acceptable to the Consenting Noteholders pursuant to which FRN Holders agree with the Companies to participate in an exchange offer pursuant to which they will: (A) exchange their Floating Rate Notes for New Floating Rate Notes that will have the same terms as the existing Floating Rate Notes and that are issued pursuant to an indenture on the same terms as the FRN Indenture, except that: (i) the New Floating Rate Notes shall be secured by a second lien over the assets, property and undertaking of the Companies, subject to customary carve-outs and permitted liens; (ii) the reference to “$100 million” in the Credit Facilities indebtedness basket in Section 4.09(b) of the FRN Indenture shall be deleted and replaced with “$50 million”; and (iii) the liens permitted by the general lien basket in sub-paragraph (13) of the definition of “Permitted Liens” in the FRN Indenture shall be limited to liens ranking junior to the New Floating Rate Notes; (B) support the Recapitalization Transaction; (C) agree to the formation of a successor, parent or subsidiary of Angiotech if required and/or advisable and (D) provide a full waiver of any defaults and any change of control under the FRN Indenture;

“Floating Rate Notes” means the floating rate notes issued by Angiotech pursuant to the FRN Indenture.

“FRN Holders” means holders and/or investment advisors or managers with investment discretion over the Floating Rate Notes.

“GAAP” means generally accepted accounting principles as applied in Canada or the United States.

“Goodmans” means Goodmans LLP.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Houlihan Lokey” means Houlihan Lokey Howard & Zukin Inc.

“Implementation Date” means the date on which the Recapitalization Transaction is implemented.

“Information” means information set forth or incorporated in the Companies’ public disclosure documents filed with the applicable Canadian securities regulators and the Commission under the Securities Legislation, as applicable, since December 31, 2008 and prior to the execution and delivery of this Agreement.

“Intellectual Property” means all patents, patent applications, registered copyrights, trade names, registered trademarks and trademark applications which are owned by or licensed to Angiotech or any of its Subsidiaries.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured liquidated, unliquidated, known or unknown.

“Material” means a fact, circumstance, change, effect, matter, action, condition, event, occurrence or development that, individually or in the aggregate, is, or would reasonably be expected to be, material to the business, affairs, results of operations or financial condition of the Angiotech and its Subsidiaries (taken as a whole).

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition, business or results of operations of the Companies (taken as a whole) and shall include, without limitation, the disposition by any of the Companies of any material asset without the prior consent of the Consenting Noteholders; provided, however, that a Material Adverse Effect shall not include, and shall be deemed to exclude the impact of: (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities, (B) any change in the pharmaceutical and medical device industries generally, which does not disproportionately adversely affect the Companies, (C) actions and omissions of any of the Companies taken with the prior written consent of the Consenting Noteholders, (D) the effects of compliance with this Agreement, including on the operating performance of the Companies, (E) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, (F) changes in the market price or trading volume of Angiotech’s common shares (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), (G) any change or development in United States financial, credit or securities markets, general economic or business conditions, or political conditions, (H) any act of war, armed hostilities or terrorism or any worsening thereof, or (I) any failure by the Companies to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur).

“NEO” means any one or all of (i) Dr. William Hunter, President and Chief Executive Officer; (ii) Mr. Thomas Bailey, Chief Financial Officer; (iii) Mr. David McMasters, General Counsel and Senior Vice President, Legal; (iv) Dr. Rui Avelar, Chief Medical Officer; and (v) Dr. Jeffrey Gross, Senior Vice President, Research and Development.

“New Common Shares” means the common shares of Angiotech (or, if consented to by the Consenting Noteholder, a successor or parent of Angiotech formed in connection with the Recapitalization) that are issued and outstanding as of the Effective Time.

“New Floating Rate Notes” means the new floating rate notes issued in accordance with the FRN Support Agreement.

“Noteholder Confidentiality Agreement” means the Confidentiality Agreement entered into or binding upon a Consenting Noteholder and one or more of the Companies.

“Noteholders” means all holders of the Subordinated Notes.

“Outside Date” means April 30, 2011.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Quill Merger Agreement” means the Arrangement and Plan of Merger dated as of May 25, 2006 by and among Angiotech, Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc.

“Recapitalization Transaction” means the transactions described by the Recapitalization Terms, in form and in substance satisfactory to the Companies and the Consenting Noteholders, pursuant to which the Recapitalization is effectuated.

“Securities Legislation” means all applicable Laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada or the United States.

“Subordinated Note Indenture” means the indenture pursuant to which the Subordinated Notes were issued by Angiotech, dated as of March 23, 2006, among Angiotech, the guarantors party thereto and the Trustee, as trustee, as amended, modified or supplemented prior to the date hereof.

“Subordinated Notes” means the 7.75% senior subordinated notes due April 1, 2014 issued by Angiotech pursuant to the Subordinated Note Indenture.

“Subsidiaries” means corporations in which the Companies have a controlling interest as defined in the Canada Business Corporations Act, including those listed in Schedule A.

“Termination Date” means the date on which this Agreement is terminated in accordance with the provisions hereof.

“Trustee” means Deutsche Bank National Trust Company, as successor to Wells Fargo Bank, N.A., as trustee pursuant to the Senior Subordinated Indenture.

“Wells Fargo Facility” means the credit facilities provided to Angiotech pursuant to the credit agreement dated February 27, 2009 among the Companies, Wells Fargo Foothill, LLC and the other lenders that are signatories thereto (as such agreement may be amended, restated, replaced or otherwise modified from time to time).